Exhibit 99.1

QWEST COMMUNICATIONS INTERNATIONAL INC.

QUARTERLY OPERATING REVENUE

(Unaudited)

	2006			2005				2004
	Q3	Q2	Q1	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1
	(Dollars in millions)
Wireline services revenue:
Mass markets:
Voice services
Local voice	$994	$1,018	$1,028	$1,030	$1,036	$1,058	$1,061	$1,072	$1,078	$1,099	$1,151
Long-distance	163	161	155	152	141	133	135	133	115	103	101
Access services	1	1	1	2	2	2	2	4	2	2	2

Total voice services	1,158	1,180	1,184	1,184	1,179	1,193	1,198	1,209	1,195	1,204	1,254
Data and Internet	226	206	191	172	159	147	143	130	110	112	108

Total mass markets wireline services	1,384	1,386	1,375	1,356	1,338	1,340	1,341	1,339	1,305	1,316	1,362

Business:
Voice services
Local voice	303	309	316	315	325	323	323	325	332	328	340
Long-distance	137	138	144	139	140	146	146	136	159	152	157
Access services	—	—	—	1	1	1	1	1	1	1	1

Total voice services	440	447	460	455	466	470	470	462	492	481	498
Data and Internet	581	582	585	587	625	562	541	561	546	551	550

Total business wireline services	1,021	1,029	1,045	1,042	1,091	1,032	1,011	1,023	1,038	1,032	1,048

Wholesale:
Voice services
Local voice	169	174	176	181	183	194	197	189	199	206	195
Long-distance	295	278	271	276	278	268	277	277	276	237	242
Access services	138	132	145	159	156	179	158	157	166	176	176

Total voice services	602	584	592	616	617	641	632	623	641	619	613
Data and Internet	336	321	315	319	315	316	328	318	324	336	318

Total wholesale wireline services	938	905	907	935	932	957	960	941	965	955	931

Total wireline services revenue	3,343	3,320	3,327	3,333	3,361	3,329	3,312	3,303	3,308	3,303	3,341
Wireless services revenue	135	142	139	138	131	132	126	124	133	130	127
Other services revenue	9	10	10	9	12	9	11	10	8	9	13

Total operating revenue	$3,487	$3,472	$3,476	$3,480	$3,504	$3,470	$3,449	$3,437	$3,449	$3,442	$3,481